UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2010

Clenergen Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-130286	20-2781289
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Bath House
8 Chapel Place
London EC2A 3DQ
United Kingdom	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 (0) 2077390028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.
Item 5.02	Departure of directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)
Sanilkumar Madhavikutty Bhaskaran Nair was appointed as a non executive director of our company, Clenergen Corporation, on March 26, 2010.  In connection with his appointment as a director of our company, we enter into a Consulting Agreement (the “Consulting Agreement”) with Mr. Kumar.

Mr. Kumar has been a practicing Chartered Accountant for over 20 years, during which time he has built a very large clientele of high net worth individuals as well as major corporations located throughout India. He has three offices in India, a management consultancy firm in Dubai and employs over 200 individuals.  Mr. Kumar has extensive experience in auditing and financial and business consultancy. He has been instrumental in aiding the establishment of numerous new companies in India by assisting in arranging bank financing and advising on financial and manpower resources matters.

Neither Mr. Kumar nor any entity or person affiliated with Mr. Kumar has or will have, since November 1, 2008 and through the date of this Current Report on Form 8-K, a direct or indirect material interest in a transaction involving our company where such transaction involved an amount exceeding $120,000.

Under the Consulting Agreement, Mr. Kumar is to provide us with consulting services, reporting directly to our chief executive officer and/or president, for which he will be entitled to a fixed monthly fee of ₤1,000 and reimbursement of expenses incurred for our company’s benefit, as well as the issuance to Mr. Kumar of 500,000 shares (the “Consulting Shares”) of our common stock.  The Consulting Shares are subject to certain restrictions on their transferability through March 25, 2013.  In addition, the Consulting Agreement requires Mr. Kumar to vote all of the Consulting Shares on all matters coming before our shareholders in the same manner as the majority of our board of directors shall recommend.  The Consulting Agreement has a term of twelve months.

We believe Mr. Kumar not to be a “U.S. person,” as such term is defined in Regulation S (“Reg. S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that the issuance of the Consulting Shares is exempt from the registration requirements of the Securities Act by reason of the exemptions from registration granted under Reg. S, due to the fact that the issuance was in compliance with the safe harbor requirement set forth in Reg. S, and Section 4(2) of the Securities Act, due to the fact that the issuance of the shares was conducted in a transaction not involving any public offering.

(b)
We retained Vastani Company SA (“Vastani”) as an advisor pursuant to a Letter of Agreement dated March 15, 2010.  Under such Letter of Agreement, we agreed to issue to Vastani 700,000 shares (the “Advisor Shares”) of our common stock and warrants (the “Advisor Warrants”) to purchase an additional 1 million shares (the “Advisor Warrant Shares”) of our common stock, as well as other fees.

We believe that the issuances of the Advisor Shares and Advisor Warrants were exempt from the registration requirements of the Securities Act by reason of the exemption from registration granted under Section 4(2) of the Securities Act, due to the fact that the issuances of the Advisor Shares and Advisor Warrants were conducted in a series of related transactions not involving any public offering.

(c)	We agreed to issue 300,000 shares (the “Loan Shares”) of our common stock to Vastani in connection with a loan made to our company by Vastani on March 25, 2010 in the amount of $100,000.

We believe that the issuance of the Loan Shares was exempt from the registration requirements of the Securities Act by reason of the exemption from registration granted under Section 4(2) of the Securities Act, due to the fact that the issuance of the Loan Shares was conducted in a related series of transactions not involving any public offering.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are being filed as part of this Current Report on Form 8-K.

Exhibit
Number	Exhibit Description
10.1	Consulting Agreement, dated March 26, 2010, between Clenergen Corporation and Sanilkumar Madhavikutty Bhaskaran Nair.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2010	Clenergen Corporation

	By:	/s/ Mark Quinn
Mark Quinn
Chief Executive Officer